                                                                     EXHIBIT 5.1


                             GERMAN MASTER AGREEMENT

                             DATED NOVEMBER 22, 1999




BETWEEN THE UNDERSIGNED:


VALTECH S.A., a French societe anonyme with a share capital of FRF 4,089,390 having its registered office at Immeuble Lavoisier - Quartier Gambetta, 4 Place des Vosges, La Defense V, 92400 Courbevoie, France, registered at the Commercial and Companies Registry of Nanterre, under the number 389 665 167, represented by Mr. Olivier Cavrel, duly authorized for the purposes hereof, hereinafter referred to as "VALTECH S.A." or the "PURCHASER"


                                                                OF THE ONE PART,

AND


OBJECTSHARE, INC., a U.S. corporation with a share capital of 12,470,863 shares, having its registered office at 16811 Hale Avenue, Suite A, Irvine, California 92606, U.S.A., represented by Mr. Meier-Schulz acting under a power of attorney a certified copy of which is set out on SCHEDULE (i) as granted by ObjectShare's Chief Executive Officer, Mr. Eugene Goda.

                        hereinafter referred to as "OBJECTSHARE" or the "SELLER"


                                                              OF THE OTHER PART,

Valtech S.A. and ObjectShare shall hereinafter be referred to jointly as the "PARTIES" and individually a "PARTY".

WHEREAS
-------

A. Valtech S.A. is a listed company on the Nouveau Marche and carries out a business of project management in the computer field and, in particular, provides training and consulting services.

B.       ObjectShare has two wholly-owned European subsidiaries:

         - ObjectShare GmbH, a German corporation (hereinafter called the "Company"), having its registered corporate seat at Munich with office at Lochhamer Strasse 11, D-82152 Martinsried, registered with the Commercial Register of the Local Court Munich under HRB 101275, and which has a registered nominal share capital of DM 100,000.00 consisting of one share in the same amount. The Company carries out its business in the computer field and in particular consulting and training services in Smalltalk software. The Company has a wholly-owned subsidiary in Switzerland, ObjectShare AG (hereinafter called the "Subsidiary"), a Swiss corporation having its registered office at c/o Froriep Renggli, Bellerive str. 201, CH-8034 Zurich.

         - ObjectShare (U.K.) Limited, an English corporation (hereinafter called the "English Company"), having its registered office at Waverly House, Farnham Business Park, Weydon Lane, Farnham, SURREY GU9 8QT, and which carries out its business in the computer field and in particular consulting and training services in Smalltalk software.

C. ObjectShare wishes to sell (i) the Share to Valtech S.A. and Valtech S.A. wishes to purchase such Share upon the terms and conditions set forth herein and (ii) the shares of the English Company to Valtech (U.K.) Limited (hereinafter called "Valtech U.K."), a wholly-owned subsidiary of Valtech S.A. and Valtech U.K. wishes to purchase such shares. These two transactions are interdependent and shall be performed simultaneously.

D. It is agreed between the Parties that the contemplated sale of the Share is subject to the simultaneous transfer by ObjectShare of the whole of its shares in the English Company to Valtech U.K. for a price of USD 560,000 (the "English Price").

E. The Price referred to in Article 2.1 below and the English Price have been reduced by an aggregate amount of USD 150,000 representing a bonus of a total amount of USD 150,000 (the "Bonus") to be shared between the employees of respectively the Company, the English Company and the Subsidiary that ObjectShare has undertaken to pay and that will be paid after Closing by Valtech U.K. and Valtech S.A.

DEFINITIONS
-----------

For the purposes of this Agreement, the following words and phrases shall have the following meanings, respectively:

"AGREEMENT" shall mean the present master agreement.

"AUDITOR" shall mean Ernst & Young.

"BALANCE SHEET DATE" shall mean March 31, 1999.

"BONUS" shall mean a bonus of a total amount of USD 150,000 to be shared between the employees of respectively the Company, the English Company and the Subsidiary that ObjectShare has undertaken to pay and that will be paid after Closing by Valtech U.K. and Valtech S.A.

"CLOSING DATE" shall mean the date of the fulfillment of the last of the conditions precedent referred to in Article 3 below and in any case, no later than November 24, 1999.

"COMPANY" shall mean ObjectShare GmbH.

"DM" shall mean Deutsche Marks.

"ENCUMBRANCE" shall mean any encumbrance or security interest whatsoever including (without limitation) any charge, mortgage, floating charge, pledge, assignment in security, lien, right of Redemption, option, right to acquire, conversion right, third party right, interest and claim, right of set off, right of counterclaim, title retention, conditional sale agreement, trust arrangement and any other preferential right, agreement or arrangement having similar effect.

"ENGLISH COMPANY" shall mean ObjectShare (U.K.) Limited.

"ENGLISH CONTRACT" shall mean the agreement between ObjectShare and Valtech U.K. for the acquisition by the latter of the whole of the shares of the English Company.

"ENGLISH PRICE" shall mean the price agreed by and between ObjectShare and Valtech U.K. for the purchase and sale of the whole of its shares in the English Company to Valtech U.K. for a price of USD 560,000 (the "English Price").

"FRF" shall mean French Francs.

"FINANCIAL STATEMENTS" shall mean the balance sheet, profit and loss account, together with annexed documents of the Company and the Subsidiary as consolidated on March 31, 1999, and annexed as SCHEDULE 6.1.4.1.

"INTERIM FINANCIAL STATEMENTS" shall mean the balance sheets and profit and loss statements of the Company and the Subsidiary on October 31, 1999, not audited nor certified by the Auditors of the Company, and annexed as Schedule 6.1.4.1.

"MANAGING DIRECTOR" OR "MANAGING DIRECTORS" shall mean the Geschaftsfuhrer of the Company.

"OBJECTSHARE" shall mean ObjectShare, Inc., a Delaware corporation.

"PRICE" shall mean the price agreed by and between ObjectShare and Valtech S.A. for the purchase and sale of the Share which shall be USD 1,040,000.

"PURCHASER" shall mean Valtech S.A..

"RIGHTS" shall mean patents, trademarks, trade names, copyrights, logos, designs, software and other intellectual property rights used by the Company and the Subsidiary, a list of which is attached on SCHEDULE 6.1.10.1.

"SHARE" shall mean the sole share in the nominal amount of DM 100,000.00 in the Company.

"SIGNATURE DATE" shall mean the date upon which the Parties hereto enter into this Agreement.

"SUBSIDIARY" shall mean the Company's wholly-owned Swiss subsidiary, i.e. ObjectShare A.G..

"TERRITORY" shall mean United Kingdom of Great Britain, Germany and Switzerland.

"USD" shall mean United States Dollars.

"VALTECH U.K." shall mean Valtech (U.K.) Limited.

"YEAR 2000 COMPLIANT" shall mean that neither performance nor functionality is affected by dates, prior to, during and after the year 2000, for the purposes of
Article 6.1.19.

"POUND STERLING" shall mean Pound Sterling.


NOW IT IS HEREBY AGREED AS FOLLOWS:


1. SALE AND PURCHASE

1.1 ObjectShare shall sell and transfer and Valtech S.A. or a nominee shall purchase and accept transfer of the Share in accordance with the terms and conditions of this Agreement together with all rights now or hereafter attaching thereto.

1.2. Valtech S.A. will have title to the Share and all rights and dividends related thereto and will be subrogated in all rights and obligations related to the Share as from the Closing Date.

1.3. The Parties are aware that due to the obligation under subArticle 1.1 the whole Agreement is void and unenforceable under German Law until the transfer of the Share has been notarized. The parties therefore will give their best efforts to conclude the respective share transfer Agreement as soon as possible and in any event no later than the Closing Date.

2. PRICE

2.1 The sale of the Share is agreed to and accepted for an aggregate purchase price of USD 1,040,000 (hereafter the " Price").

2.2 The Price shall be paid at the Closing Date by Valtech S.A. by bank wire transfer to an account specified by ObjectShare which shall provide good and valid receipt therefore to Valtech S.A.

3. CONDITIONS PRECEDENT

3.1      SALE OF THE SHARE

         The obligations of the Parties hereunder are subject to the fulfillment of the following conditions precedent:

         3.1.1 Transfer by ObjectShare of all of its rights, title and interest in and to the Share to Valtech S.A. for a price of USD 1,040,000 on the Closing Date at the latest;

         3.1.2    N/A

         3.1.3 The Representations and Warranties contained in Article 6 hereof are true in all material respect as of the Closing Date;

         3.1.4    N/A

         3.1.5 Absence of action or proceeding before any court or governmental body pending or threatening wherein a judgement, decree or order which would prevent the acquisition of the Share or cause such transaction to be unlawful or rescinded;

         3.1.6 The obtaining of all necessary consents by governmental or regulatory agencies that are required for the acquisition of the Share;

         3.1.7 Delivery of an executed agreement Re: Cancellation of Intercompany Debt (the "Intercompany Debt Agreement") to be effective on the Closing Date which provides that ObjectShare shall unconditionally and irrevocably agree that upon the consummation of this transaction the Company be released and discharged from each and every liability, obligation and undertaking of any nature whatsoever (whether actual or contingent) which the Company owes to ObjectShare on the Closing Date;

         3.1.8 Receipt by ObjectShare of a fairness opinion by Duff & Phelps, LLC.

3.2 ObjectShare acknowledges that the acquisitions by Valtech S.A. and Valtech U.K. respectively of (i) the Share and (ii) the shares of the English Company are integral parts of the same operation which realization cannot occur without the completion of both.

3.3 The above conditions are for the benefit solely of Valtech S.A. who may waive all or any of them in whole or in part.

3.4 The Parties shall use all reasonable endeavors to ensure that the above conditions are fulfilled as soon as reasonably practicable.

4. CLOSING

4.1 Closing shall take place at the offices of S.G. Archibald, 136 avenue Charles de Gaulle, 92207 Neuilly-sur-Seine Cedex, France simultaneously in, London and Munich on the Closing Date, provided that on such date the conditions precedent mentioned in Article 3 above have been fulfilled.

4.2 On the Signature Date, ObjectShare shall procure that a board meeting of the Company is held at which the directors:

         4.2.1 change the Company's and the Subsidiary's registered office as Valtech S.A. directs;

         4.2.2 revoke all existing mandates of the operation of the bank accounts of the Company and of the Subsidiary and issue new mandates giving authority to those persons nominated by Valtech S.A.;

         4.2.3 change the Company's and the Subsidiary's accounting reference date as Valtech S.A. directs;

         4.2.4 appoint the persons nominated by Valtech S.A. as directors of the Company and of the Subsidiary and the secretary of the Company and of the Subsidiary with effect from the end of the meeting;

         4.2.5 accept the resignation of the Auditors of the Company and of the Subsidiary and appoint new auditors as Valtech S.A. directs.

4.2      On the Signature Date, ObjectShare shall deliver to Valtech S.A.:

         4.2.1 a duly notarized share transfer agreement between ObjectShare and Valtech S.A. in respect of the Share in favor of Valtech S.A.;

         4.2.2 all minutes of shareholders' meetings in the possession of the Company and the Subsidiary together with all other documents relating thereto;

         4.2.3 the unconditional resignation of the directors and the dismissal of the managing director except Mr. Meier-Schulz and Mr. Weber of the Subsidiary and of the Company;

         4.2.4 the resignation in the agreed form of the Auditors of the Company;

         4.2.5 a certificate signed by ObjectShare confirming, in accordance with Article 3.1.3 hereof, that the Representations and Warranties contained in Article 6 hereof remain true and accurate in all material respects as of the Closing Date; and

         4.2.6 such other documents or instruments Valtech S.A. may reasonably request for the valid completion of the operations provided for in this Agreement.

         4.2.7 Receipt by ObjectShare of a fairness opinion from Duff & Phelps, LLC;

         4.2.8 authorization from Silicon Valley Bank relating to the sale of the Shares and release of the liens;

         4.2.9    the executed English Contract;

         4.2.10   the executed Intercompany Debt Agreement referred to in
                  Article 3.1.7 above.

4.4 At the Closing Date, Valtech S.A. shall deliver to ObjectShare certified copy of the minutes of the board of directors of Valtech S.A. approving the purchase of the Shares.

4.5. At the Closing Date, Valtech S.A. shall pay to ObjectShare by bank wire transfer to Silicon Valley Bank, 38 Technology Drive, Suite #150, Irvine, CA 92618, Account #0330814670, ABA #121140399, the Price and
         ObjectShare shall give to Valtech S.A. a receipt therefore.

5. OBJECTSHARE'S OBLIGATIONS PENDING CLOSING

5.1 As from the Signature Date and up to and including the Closing Date, ObjectShare shall ensure Valtech S.A. that:

         5.1.1 the businesses of the Company and of the Subsidiary shall be carried on in the ordinary course and in a prudent and appropriate manner and that any material adverse change in any of such businesses shall be forthwith notified to Valtech S.A. in writing to the extent of the knowledge of the Company or of the Subsidiary;

         5.1.2 the Company and the Subsidiary shall comply with all relevant laws and regulations and, in particular, but without prejudice to the generality of the foregoing, with all applicable German employment law requirements in relation to the subject matter of this Agreement;

         5.1.3 save with the prior written consent of Valtech S.A. the Company and the Subsidiary shall not modify their articles of association, undertake any merger, spin-off or other form of reorganization or propose, declare or pay any dividend or grant any mortgage, pledge or security, or take any other measure which may encumber or otherwise affect the free disposition of their respective assets;

         5.1.4 save with the prior written consent of Valtech S.A. there shall be no increase or undertakings to increase the compensation payable or other benefits due to any employees of the Company (such as premiums, profit sharing, pension or retirement rights or other similar benefits) nor shall the Company hire or dismiss any corporate officers or executive employees;

         5.1.5    N/A

         5.1.6 save with the prior agreement of Valtech S.A. the Company and the Subsidiary shall not enter into any contracts which are subject to unusual or unduly onerous terms, or which are outside the normal course of business of the Company or of the Subsidiary;

         5.1.7 the Company and the Subsidiary shall not undertake any capital or non-routine expenditure save where such expenditure is essential to preserve the value of an asset of the Company or of the Subsidiary;

         5.1.8 the Company and the Subsidiary shall neither grant nor receive any loan from a third party for an aggregate sum in excess of DM 30,000.

6. REPRESENTATIONS AND WARRANTIES

6.1. ObjectShare makes the representations and gives the warranties in the sense of an independent guarantee agreement pursuant to Section 305 BGB (German Civil Code) (herein called the "Representations and Warranties") set forth below:

         6.1.1.A  CORPORATE EXISTENCE AND CAPITALIZATION OF THE COMPANY

                  6.1.1.A.1 the Company is a German corporation duly organized, validly existing under the laws of Germany, whose corporate seat is at Munich, registered with the Commercial Register of the Local Court Munich at HRB 101275, whose nominal share capital is 100,000.00;

                  6.1.1.A.2 a certified true and up-to-date copy of the articles of association of the Company is attached as
                            SCHEDULE 6.1.1.A.2 hereto; the minutes and other corporate records of the Company are accurate and up-to-date; the Company 's filings with the commercial register are complete and up-to-date in all respects; the extract from the Commercial Register of the Local Court Munich dated November 17, 1999 regarding the Company attached hereto as
                            SCHEDULE 6.1.1.A.2 is true and accurate;

                  6.1.1.A.3 the Company is not in a state of insolvency or in suspension of payments and is not and has never been subject to a judicial reorganization or judicial liquidation proceedings or any other conciliation or collective bankruptcy proceedings;

                  6.1.1.A.4 except for possible minor infringements, the Company
                            (i) has the corporate power and authority and holds all governmental and other authorizations and permits to own all of its properties and other assets and to carry on its business as it is currently being conducted, and (ii) is in compliance with all laws and regulations to which it is subject. To its best knowledge, the Company is not in default with respect to any judgement or order of any court, arbitral tribunal or government department or agency;

                  6.1.1.A.5 the Company is, and has not over the last five years been, directly or indirectly a member of any partnership, joint venture, economic interest group or any other organization or structure having unlimited liability;

                  6.1.1.A.6 other than the Subsidiary, the Company has not since
                            1994 (i) held any shares in any corporation or (ii) exercised any mandate as board member or manager of any corporation or (iii) acted as de facto manager of any corporation.

         6.1.1.B  CORPORATE EXISTENCE AND CAPITALIZATION OF THE SUBSIDIARY

                  6.1.1.B.1 the Subsidiary is a Swiss corporation duly
                            organized, validly existing under the laws of Switzerland, whose registered office is at c/o Froriep Renggli, Bellerive str. 201, CH-8034 Zurich. The Subsidiary has authorized share capital of CHF 100,000 which is divided into 100 registered shares with a nominal value of CHF 1,000;

                  6.1.1.B.2 a certified true and up-to-date copy of the articles of association and by-laws of the Subsidiary is attached as SCHEDULE 6.1.1.B.2 hereto; the minutes and other corporate records of the Subsidiary are accurate and up-to-date; the Subsidiary's filings with the Handelsregister des Kantonss Zurich are complete and up-to-date in all respects; the extract from the Handelsregister des Kantonss Zurich dated November 4, 1999 regarding the Subsidiary attached hereto as SCHEDULE 6.1.1.B.2 is true and accurate;

                  6.1.1.B.3 the Subsidiary is not in a state of insolvency or in suspension of payments and is not and has never been subject to a judicial reorganization or judicial liquidation proceedings or any other conciliation or collective bankruptcy proceedings;

                  6.1.1.B.4 except for possible minor infringements and to its best knowledge, the Subsidiary (i) has the corporate power and authority and holds all governmental and other authorizations and permits to own all of its properties and other assets and to carry on its business as it is currently being conducted, and
                            (ii) is in compliance with all laws and regulations to which it is subject. The Subsidiary is not in default with respect to any judgement or order of any court, arbitral tribunal or government department or agency;

                  6.1.1.B.5 the Subsidiary is, and has not over the last five years been, directly or indirectly a member of any partnership, joint venture, economic interest group or any other organization or structure having unlimited liability;

                  6.1.1.B.6 the Subsidiary has not since incorporation (i) held any shares in any corporation or (ii) exercised any mandate as board member or manager of any corporation or (iii) acted as de facto manager of any corporation.

         6.1.2    THE SHARE

                  6.1.2.1 the Share represents the whole of the share capital of the Company, is fully paid, and is freely transferable;

                  6.1.2.2 there exists no agreement or undertaking pursuant to which any person is or could become entitled to request the issue of new shares by the Company. The Company has not issued any securities which could give rise to a capital increase or the issue of securities granting the right to any amount which the Company may distribute or voting rights or which could result in any limitation of the rights attached to the Share. The provisions of this Article 6.1.2.2 apply to the Subsidiary;

                  6.1.2.3 ObjectShare has full and valid title to the Share set out against its name on SCHEDULE 6.1.2.3 or as otherwise specified hereto free from any lien charge or Encumbrance or any other third party rights and at the Closing Date such title shall be validly transferred to Valtech S.A. or to such person or persons as Valtech S.A. may specify. All the authorizations which must be obtained prior to the transfer of the Share, in application of the Company's Articles of Association and the law, have been or will, at the Closing Date, have been obtained.

         6.1.3    EFFECTS OF THE TRANSFER OF THE SHARE

                  6.1.3.1 the transfer of the Share to or in accordance with the instructions of Valtech S.A. will not result in :

                           (i)      save for exceptions provided in SCHEDULE
                                    6.1.3 (I), any breach of any agreement or undertaking by the Company or the Subsidiary;

                           (ii) Except as provided in SCHEDULE 6.1.3 (II), the legal right for any person having dealings with the Company or the Subsidiary
                                    (a) to terminate any agreement or contract or to modify the effects thereof, or (b) to claim the reimbursement of any subsidy or grant or loan or advance;

                           (iii) the modification, cancellation or revocation of any permit, authorization or license of any kind whatsoever, necessary or desirable for the operations of the Company's or of the Subsidiary's activities or the modification, cancellation or revocation of any preferential tax regime or subsidy or other assistance granted by public or quasi-public authorities;

                           (iv) the possibility for a third party to invoke any guarantee, surety, letter of comfort or any other document having an equivalent effect which may have been granted by or in favor of the Company or the Subsidiary.

         6.1.4    FINANCIAL STATEMENTS OF THE COMPANY AND THE SUBSIDIARY

                  6.1.4.1 copies of the Financial Statements and of the Interim Financial Statements dated October 31, 1999 are annexed as SCHEDULE 6.1.4.1;

                  6.1.4.2 the Financial Statements were prepared in the same form as required by law and in accordance with such accounting standards applicable in Germany for the Company and in Switzerland for the Subsidiary and show a true and fair view of, and accurately reflect the assets and liabilities of the Company at, and its profit and losses for the financial period ended on, the Balance Sheet Date;

                  6.1.4.3 the Financial Statements were prepared and show a true and fair view of, and accurately reflect the position of the Company and the Subsidiary at, and the results of their respective operations for the financial period ended on, the Balance Sheet Date;

                  6.1.4.4 The Interim Financial Statements have been prepared in all material respects on a basis consistent with the Financial Statements and show a true and fair view of, and accurately reflect the assets and liabilities of the Company and the Subsidiary, and their profits and losses for the financial period ended October 31, 1999, except that the Interim Financial Statements (i) may not have the notes thereto, and (ii) may be subject to nominal adjustments which will not be materially adverse in the aggregate;

                  6.1.4.5 at the Balance Sheet Date the Company and the Subsidiary had no liabilities or obligations (due, payable, certain, contingent, conditional or otherwise and including, without limitation, any obligation resulting from a factoring or leasing agreement or from current, pending or threatened litigation) other than those set out, or for which adequate provision has been made, in the Interim Financial Statements, to the extent such liabilities or obligations should be included in the Financial Statements;

                  6.1.4.6 the depreciation appearing in the Financial Statements has been determined in accordance with applicable laws and such accounting standards as set out in Article 6.1.4.2;

                  6.1.4.7 all the accounts, books and records of the Company and the Subsidiary have been fully, properly and accurately kept and completed and record all material transactions to which the Company and the Subsidiary have been a party. They give a true, complete and fair view of the financial, contractual and business position of the Company and of the Subsidiary, fixed and current assets and liabilities (actual and contingent), debtors, creditors and inventories and work in progress of the Company and of the Subsidiary.

                  6.1.4.8 The Financial Statements include (i) all debts, prepayments and other current assets at the lower of cost and net realizable value after making full and proper provision for all bad debts and doubtful debts and all other amounts considered to be irrecoverable; and (ii) all liabilities and commitments of the Company (whether actual or contingent or deferred and whether or not disputed) for which the Company is or may become liable to and including the Balance Sheet Date and the Financial Statements make full and proper provision for the same as required to be included in accordance with all applicable laws and accounting standards, principles, practices, policies and conventions generally accepted in Germany. The accounting reference date of the Company has not been changed from the same month and day as on the Balance Sheet Date.

         6.1.5    RECEIVABLES

                  6.1.5.1 the trade and other receivables of the Company and the Subsidiary as shown in the Financial Statements and any receivables which have arisen since the Balance Sheet Date are valid and have been recovered, or are recoverable in full, within the relevant legal or contractual time-limits (subject, in the case of receivables shown in the Financial Statements or the Interim Financial Statements, to any provision for bad and/or doubtful debts appearing therein), except as provided on SCHEDULE 6.1.5. Any receivables which have arisen since the date of the Interim Financial Statements will then be recoverable in a manner which is consistent with the Company's and the Subsidiary's past practices;

                  6.1.5.2 none of the debts which are shown in the Financial Statements, or which have arisen since the Balance Sheet Date, have been outstanding for more than 60 days from the Company's due date for payment or have been released such that the debtor has paid, or will pay, less than the full amount of his debt, and all debts have realized, or will in the normal course of collection, realize their full value as set out in the Financial Statements or in the books of the Company (subject to any provision made in the Financial Statements for bad and doubtful debts) within 120 days of their due date for payment.

         6.1.6    STOCK

                  6.1.6.1  There is no stock in trade.

         6.1.7    TAXES

                  6.1.7.1 the provisions for taxes and the provisions for social and parafiscal charges (including, but not limited to, social security contributions, and contributions to complementary welfare and pension schemes) which appear in the Financial Statements are sufficient for the payment of all taxes, social and parafiscal charges due or accrued at the Balance Sheet Date (regardless of the date of the event which is the origin of the taxes, social or parafiscal charges and regardless of the date on which payment thereof is due). The Company and the Subsidiary have filed all national, departmental and local tax and social declarations, including advance filings (Voranmeldungen) at the required time and have kept copies of the originals filed. All State, departmental and local taxes, and duties (including, but not limited to, corporation tax, value added tax, trade tax, registration tax, land tax and customs duties) and all social and parafiscal charges owed by the Company and/or the Subsidiary or payable at the date hereof have been paid within the legal time limits; all related charges for late payment and penalties, if any, have been paid;

                  6.1.7.2 the Company and the Subsidiary have withheld all tax and/or social or parafiscal charges to be withheld by them in respect of wages, license fees, interest or any other sum payable by them.

         6.1.8    OWNERSHIP OF ASSETS

                  6.1.8.1 the Company and the Subsidiary have full and unencumbered title to all their assets. All tangible assets (both real estate and otherwise) are properly constructed and in good condition, subject only to normal wear and tear, and have been consistently and properly maintained. Except as disclosed on SCHEDULE
                           6.1.8 none of such tangible assets is out of order or has any apparent defect which prevents or could prevent its use in the future in accordance with the purpose for which it was intended;

                  6.1.8.2 the carrying on of business and the use by the Company and the Subsidiary of their respective assets is in accordance with all material applicable legal or regulatory requirements, particularly with regard to health and safety.

         6.1.9    LEASES

                  6.1.9.1 set out in SCHEDULE 6.1.9 are details of all lease agreements to which the Company and the Subsidiary are a party whether as lessor or lessee;

                  6.1.9.2 each of the leases of real or personal property to which the Company or the Subsidiary is a party, either as lessor or lessee, is valid and enforceable in accordance with its terms. Save as mentioned in
                           SCHEDULE 6.1.9 none of such leases contains any unusual provisions;

                  6.1.9.3 no notice to terminate has been given to the Company or the Subsidiary in respect of any of the leases referred to in SCHEDULE 6.1.9 and neither the Company nor the Subsidiary has been responsible for any act or omission which could justify the lessor in terminating any such lease;

                  6.1.9.4 ObjectShare declares that if required, it has notified the contracting parties to the leases listed in SCHEDULE 6.1.9, of the change of control deriving from the sale of the Share and that these contracting parties gave their consent to the change of control if required in the Company and the Subsidiary in favor of Valtech S.A.

         6.1.10   INTELLECTUAL PROPERTY

                  6.1.10.1 SCHEDULE 6.1.10.1 contains a list of Rights used by the Company and the Subsidiary in their respective businesses. The Rights used by the Company and the Subsidiary in their respective businesses are owned by the Company and/or the Subsidiary free from any charge or Encumbrance save as specified in the said
                           SCHEDULE 6.1.10 or are used pursuant to valid licenses from third parties of which details as all of which are given in the said SCHEDULE 6.1.10;

                  6.1.10.2 To the knowledge of Company or Subsidiary, neither has infringed, nor does it either currently infringe, any Right belonging to any third party;

                  6.1.10.3 none of the directors or employees of the Company or of the Subsidiary owns, directly or indirectly, in whole or in part, any patent, trademark or other intellectual or industrial property right to which the Company or the Subsidiary has license or which are necessary or desirable for their commercial activities as presently carried on;

                  6.1.10.4 ObjectShare shall, for transitional purposes, permit the Company to use its current corporate name, without paying any royalty to a third party, for a period of not greater than 12 months following the Closing Date. Subsequent to the 12 month period, Purchaser and the Company shall not be permitted to use any name or names identical or similar to, or including the words "Object" or "Share" or any distinctive mark, style or logo used by the Company in connection with any activity whatsoever.

         6.1.11   CONTRACTS

                  6.1.11.1 set forth in SCHEDULE 6.1.11.1 hereto is a list of all the contracts, commitments, agreements and guarantees or other undertakings or arrangements to which the Company and the Subsidiary are a party which (i) account for more than 10 per cent of the consolidated turnover of the Company and the Subsidiary for the financial period ended on the Balance Sheet Date; or (ii) are for a period of more than 12 months; or (iii) provide for capital expenditure or the disposal of capital assets for an aggregate amount in excess of DM 30,000; or (iv) contain any exclusivity commitment by, or for the benefit of, the Company or the Subsidiary; or (v) contain any commitment by any party not to compete with any other; or (vi) are otherwise material to assets, liabilities, profits, losses and state of affairs of the Company or of the Subsidiary and the management, development and marketing of the Company or of the Subsidiary (hereinafter called "Material Contracts" in each case whether written or verbal);

                  6.1.11.2 neither the Company, nor the Subsidiary (i) has
                           entered into any Material Contract which gives rise to duties or liabilities which are unusual in relation to the normal rules of proper management of a commercial enterprise, and (ii) is not in material breach of any of its obligations under any Material Contract;

                  6.1.11.3 except as disclosed on SCHEDULE 6.1.11.3, all
                           Material Contracts, agreements or arrangements, whether written or verbal, to which the Company or the Subsidiary is a party represent valid enforceable obligations. None has been entered into in violation of applicable laws or regulations and the Company and the Subsidiary and the other contracting parties have respected their obligations thereunder. No such contract, agreement or arrangement was entered into outside the normal course of business or is illegal or liable to be declared null and void;

                  6.1.11.4 except as set forth in SCHEDULE 6.1.11.4, the
                           transfer of the Share on the Closing Date will not result in the accelerated maturity of any loan or guarantee agreement or any other payment to be made to any third party under any other contract or arrangement to which the Company or the Subsidiary is a party;

                  6.1.11.5 except as set forth in SCHEDULE 6.1.11.5, the
                           execution and performance of this Agreement (i) do not and will not result in the termination of any Material Contract or any other instrument or arrangement to which the Company or the Subsidiary is a party or by which any of them may be bound or affected, (ii) do not and will not conflict with or result in any violation or breach by the Company or the Subsidiary under any Material Contract or other instrument or arrangement, and (iii) will not grant to any other contracting party the right to terminate or modify any such Material Contract or other instrument or arrangement;

                  6.1.11.6 to the knowledge of Eugene Goda or Michael
                           Meier-Schulz, neither ObjectShare nor the Company has received any written notice whatsoever pursuant to which any of the 20 largest customers or suppliers of the Company listed on SCHEDULE 6.1.11.6 has disclosed its intention to cease or substantially reduce its commercial relationship with the Company for any reason whatsoever including, without limitation, as a result of the transfer of the Shares to Valtech S.A.;

                  6.1.11.7 neither the Company nor the Subsidiary is bound by any contract, commitment or other arrangement directly or indirectly with ObjectShare's corporate officers or any of their spouses, parents or children or any legal entity controlled by any of them.

         6.1.12   PERSONNEL

                  6.1.12.1 set out in SCHEDULE 6.1.12.1 are:

                           (i) a list of all the employees and managing directors of the Company and of the Subsidiary including their age, seniority and present annual remuneration (including any right to bonus, benefits in kind, profit sharing and any departure or retirement indemnities) and, for persons having an employment contract for a definite period, the date of expiration of the contract;

                           (ii) a list of all direct and indirect pension benefits offered by the Company and the Subsidiary to any of their present or former employees or corporate officers all of which benefits are, save as mentioned in SCHEDULE
                                    6.1.12.1 (II), fully funded;

                           (iii) a list of temporary personnel, of outside collaborators, of sales representatives and any other persons who do not have the status of salaried employees but who regularly collaborate in the operations of the Company and of the Subsidiary; and

                           (iv) a list of the collective bargaining and other collective agreements applicable to the personnel of the Company and of the Subsidiary (including any agreement relating to bonuses, pensions, deferred remuneration, profit sharing or share option schemes);

                           (v) a list of all stock option rights of employees and managing directors of the Company;

                  6.1.12.2 the Company and the Subsidiary have satisfied, and continue to satisfy all their material obligations pursuant to applicable labor and social security law in respect of its employees and its managing directors;

                  6.1.12.3 no employee or managing director has any rights
                           vis-a-vis the Company out of stock-options granted by the Company and/or ObjectShare, and the Company and/or ObjectShare have duly fulfilled any claims connected with or arising out of such rights;

                  6.1.12.4 none of the employees or corporate officers of the
                           Company or of the Subsidiary is entitled to any benefits that are extraordinary in the light of the prevailing industry standards in the place of employment of such employee or officer;

                  6.1.12.5 except as set forth in SCHEDULE 6.1.12.4, none of the employees of the Company or of the Subsidiary has made it known that he/she intends to terminate his/her employment agreement;

                  6.1.12.6 there have been no strikes, lock-outs, sit-ins or other industrial action at any of the premises of the Company or of the Subsidiary during the ten months prior to the date hereof and ObjectShare has no knowledge of any such industrial action being threatened or pending.

                  6.1.12.7 Except as provided at SCHEDULE 6.1.12.6, none of the directors, officers or senior employees of the Company or of the Subsidiary has ceased to be employed by the Company or by the Subsidiary (other than through death or retirement at normal retirement age) during the 12 month period ending with the date of this Deed.

                           Except as provided at SCHEDULE 6.1.12.7 or as provided herein, none of the directors, officers or senior employees of the Company or of the Subsidiary has given or received notice terminating his office and/or employment and no director, officer or employee will be entitled to treat his office and/or employment as terminated as a result of the provisions of this Agreement nor are there any facts known to ObjectShare which clearly indicate that any directors, officers or senior employees intend or are likely to leave their office and/or employment other than through normal retirement within the 12 months following the Closing Date.

         6.1.13   INSURANCE

                  6.1.13.1 set out in SCHEDULE 6.1.13 is a complete list of all material policies of insurance relating to the business activities of the Company and all the assets owned, leased or used by it are, to the knowledge of ObjectShare, adequately and validly insured with reputable companies. Brief details of the policies are set out in SCHEDULE 6.1.13;

                  6.1.13.2 the Company and the Subsidiary have fulfilled all of their obligations pursuant to the insurance policies, in particular with respect to the declarations of risks and claims and the payment of premiums relating to such policies. As at the date hereof neither the Company nor the Subsidiary has received or given any notice of termination or non-renewal or received any notice from any of the relevant insurance companies of their intention substantially to increase the premiums due, or to raise the franchises or to reduce the cover provided.

         6.1.14   PRODUCT LIABILITY

                  ObjectShare declares that neither the Company nor the Subsidiary has incurred any liability regarding product liability issues.

         6.1.15   ENVIRONMENT

                  ObjectShare declares that the neither the Company nor the Subsidiary has incurred any liability regarding environmental issues.

         6.1.16   LITIGATION

                  6.1.16.1 save for the cases brief details of which are
                           disclosed in SCHEDULE 6.1.16.1, there is no current, or pending or, to our knowledge threatened, litigation, arbitration, claim, judgement, award or similar order, administrative proceeding, administrative or tax investigation or any other action or proceeding pending, submitting or contemplated whether as plaintiff or defendant in relation to the Company or the Subsidiary and ObjectShare is unaware of any facts which might give rise to any such action or proceeding.

         6.1.17   ABSENCE OF CHANGES

                  6.1.17.1 since the date of the Interim Financial Statements and pending the Closing Date there has not been and will not be in relation to the Company and the
                           Subsidiary:

                           (i) any material adverse change in the financial position, the assets, liabilities, business or operations otherwise than in the normal course of business (and the Company has since the date of the Interim Financial Statements carried on business in the ordinary course and in the same manner as in the past as a going concern);

                           (ii) any modification in the capital of the Company or of the Subsidiary;

                           (iii) save with the prior written consent of Valtech S.A., any declaration or payment of any dividend or any other distribution of profits or reserves;

                           (iv) any damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting the business or financial position of the Company or the Subsidiary;

                           (v) any purchase or sale of securities by the Company or the Subsidiary, no issue by them of shares or other securities, rights or options to purchase or subscribe shares in the Company or the Subsidiary or which are capable of granting the right to acquire or subscribe securities which represent a share in the capital of the Company or of the Subsidiary;

                           (vi) any loan incurred, granted, promised or secured by the Company or by the Subsidiary in excess of DM 30,000;

                           (vii) the assumption of an obligation or liability other than current obligations or liabilities incurred in the normal course of business;

                           (viii)   except as disclosed on SCHEDULE 6.1.17.1
                                    (VIII), any termination, waiver, amendment of, or default in relation to, any contract, undertaking or arrangement (including in relation to any of the employees);

                           (ix)     except as provided on SCHEDULE 6.1.17.1
                                    (IX), any increase or promised increase in the remuneration of employees, agents, sales representatives or corporate officers or in any of their benefits;

                           (x) except as provided on SCHEDULE 6.1.17.1 (X), any sale, lease or transfer of any tangible or intangible assets other than items of stock in the normal course of business, nor any cancellation or waiver of any receivables;

                           (xi) any guarantee, surety or letter of comfort in respect of the obligations of third parties;

                           (xii) any lien, security interest, pledge, mortgage, easement, or other charge granted over any tangible or intangible assets;

                           (xiii) any social disturbance, conflict, strike, lock-out, sit-in or similar event.

         6.1.18   LISTS

                  6.1.18.1 set out on SCHEDULE 6.1.18 are lists showing in
                           relation to the Company and the Subsidiary:

                           (i) the name and address of each person who has received general or special powers of attorney or who is authorized to bind the Company;

                           (ii) all real estate, land, facilities or other property owned, rented, leased or otherwise occupied;

                           (iii) banks and bank accounts and credit lines showing (a) the names of people with power of signature, (b) the amount of each credit line and the level of utilization and any long, medium or short term credit or any other financing agreement, and (c) the amount of any borrowing guaranteed by the Company or by the Subsidiary or any third party;

                           (iv) all guarantees, sureties or endorsements granted in favor of third parties;

                           (v) the name of each corporate officer and of the gross annual remuneration (including all benefits) of each of them;

                           (vi) all agency, license, distribution or representation agreements;

                           (vii) all grants, subsidies or other public benefits which the Company or the Subsidiary is under a contingent liability to repay;

                           (viii)   existing material customers and suppliers.

         6.1.19   YEAR 2000 COMPLIANCE UNDERTAKING

                  6.1.19.1 The information system of the Company, including, among others, management tools, finance tools, quality tools, logistics tools, maintenance tools, data interchange tools, research and development tools, software development tools, personnel management tools, is Year 2000 Compliant, or will be Year 2000 Compliant at the Closing Date .

                  6.1.19.2 to the knowledge of the Company, the Year 2000 date change will not generate any logistical security problem (including, among others, elevators, alarm systems, automated access control systems), inside the Company's sites

                  6.1.19.3 to the knowledge of the Company, the Company will not suffer any disruption in its activities or damage to any of its assets or incur any liability in connection with such passage.

                  6.1.19.4 Since 1998, the Company has taken all required
                           measures to provide its clients with Year 2000 Compliant products and services.

                  6.1.19.5 In case of any likelihood of injury or damage due to products or services commercialized by the Company, the Company has taken all required measures in order to prevent any injury or damage.

                  6.1.19.6 Since 1998, the Company has informed clients of
                           possible malfunction due to the Year 2000 date change, for any product or service that has been commercialized by the Company and has made available respective updates.

         6.1.20   GENERAL

                  6.1.20.1 all the information contained in this Agreement
                           including the recitals and the SCHEDULES hereto is complete and accurate in all material respects;

                  6.1.20.2 there is no existing fact or event known to
                           ObjectShare which is likely to have an adverse effect on the assets, business or activities of the Company or of the Subsidiary or which could reasonably be expected to adversely affect the willingness of Valtech S.A. to purchase the Share upon the terms of this Agreement which has not been disclosed to Valtech S.A. by or on behalf of ObjectShare in writing;

                  6.1.20.3 for the purposes of Article 6.1.20.2 above
                           ObjectShare shall be deemed to have knowledge of a fact or event if any of the directors or corporate officers of the Company or of the Subsidiary had, or would, having made reasonable inquiry, have had, knowledge of it.

         6.1.21   AUTHORITY RELATIVE TO THIS AGREEMENT

                  6.1.21.1 the execution and performance of this Agreement by
                           ObjectShare do not and will not conflict with or result in any violation or breach of, or any default under, any law or any obligation of ObjectShare or any other agreement to which it is a party, nor is there any litigation current or pending involving ObjectShare which could prevent or hinder the execution and performance of this Agreement;

                  6.1.21.2 ObjectShare has full corporate power, authority and right to enter into this Agreement and to consummate the transaction contemplated hereby. The board of directors of ObjectShare have taken all necessary corporate action duly to authorize the execution and performance of this Agreement.

6.2 ObjectShare recognizes and accepts that Valtech S.A. has entered into this Agreement in reliance on the Representations and Warranties. The liability of ObjectShare in relation to the Representations and Warranties shall be in no way limited should it be established that Valtech S.A. was aware of the inaccuracy of one or more of the Representations and Warranties either at the date hereof or at the Closing Date.

6.6      AUTHORITY RELATIVE TO THIS AGREEMENT

         The Purchaser has full corporate power, authority and right to enter into this Agreement and to consumate the transaction contemplated hereby. The board of directors of the Purchaser has taken all necessary corporate action duly to authorize yhe execution and performance of this Agreement.

7. INDEMNIFICATION

7.1 Without prejudice to any other rights Valtech S.A. may have, ObjectShare undertakes to indemnify Valtech S.A. and/or the Company for all losses, costs, damages, fees and expenses (hereafter, together with claims made under Articles 7.2 and 7.3 below, "Damage") incurred or suffered by Valtech S.A. and/or the Company which arise from:

         7.1.1 any material failure of ObjectShare to fulfill its obligations hereunder;

         7.1.2    any breach of the Representations and Warranties;

         7.1.3 any material adverse change in the stockholders equity of the Company, the Subsidiary and the English Company on a consolidated basis as at the date of the Interim Financial Statements as compared with such stockholders equity at the Closing Date.

7.2 In case of the establishment of distributions, including hidden distributions, resulting from the Seller being a shareholder of the Company, the Seller hereby undertakes to indemnify and hold the Purchaser harmless to the amount of the tax burden, including corporate tax burden, on these distributions (Ausschuttungsbelastung) and withholding tax, if levied.

7.3 In case there will in the future be external audits (Aubenprufungen) of the Company or the Subsidiary regarding taxes, social and parafiscal charges for periods prior and the period including the Closing Date, the Seller hereby undertakes to indemnify and hold the Purchaser harmless from any damages suffered therefrom. For the purposes hereof the Purchaser's damage including any payment to be made to the tax authorities service prior to the underlying tax assessment being non-appealable.

7.4 Save for claims in respect of fiscal, parafiscal or social security matters which may be made up to the expiry of the relevant legal prescription period, and for claims in respect of Year 2000 compliance (Article 6.1.19 ) which may be made up to three years following the Closing Date, any claim for indemnification pursuant to Article 7.1 must be made not later than three years following the Closing Date by notice in writing to ObjectShare in accordance with Article 13 hereof. Such notice shall give brief details of the relevant facts and, so far as practicable, an estimate of the Damage. Indemnification shall be due if notice of the relevant facts is given within the relevant period even if the quantification of the Damage does not take place until after the expiration of such period.

7.5 In the event that any Damage results from a demand or claim made by a third party Valtech S.A. shall notify ObjectShare and ObjectShare, or its counsel, shall have access to all relevant books and other documents of the Company and of the Subsidiary concerning such a demand or claim, and these shall be made available at the registered offices of the Company and/or of the Subsidiary or any other place mutually agreed upon, subject to reasonable notice, and for a reasonable period. ObjectShare shall have the right, at its own expense, to join in the defense or the conclusion, by way of settlement or amicable agreement of any such demand or claim. However, Valtech S.A. shall, following consultation with ObjectShare, have an absolute discretion as to whether and, if so, on what terms, to settle any such demand or claim.

7.6 All payments due under this Article 7 shall be made within one month from the date on which notice of the Damage is given by Valtech S.A. to ObjectShare or, if later, from the date on which the Damage is quantified.

7.7 The total cumulative liability of ObjectShare for any and all Damage suffered by Valtech S.A. and/or the Company together with any Damage (as defined in the English Contract) shall be limited to $1,150,000.

8. NON-COMPETITION

In consideration of the payment by Valtech S.A. of the Price, ObjectShare hereby agrees that, for a period of one year from the Closing Date, it shall not, without the prior written consent of Valtech S.A., directly or indirectly, in any form whatsoever, through any person controlling, controlled by or under common control with ObjectShare, alone or in association with any other person, firm, corporation, partnership or other business organization, in the Territory, except as expressly provided for herein:

8.1 engage in, or own or acquire any interest in (except as the owner for investment of securities dealt on a recognized stock exchange which does not exceed 5% in nominal value of the securities of that class) or create any business which is engaged in the consulting and training services related to Smalltalk software as conducted by the Company or the Subsidiary or its/their successor in interest (herein the "Competitive Business");

8.2 in any way, directly or indirectly, for the purpose of conducting, engaging in any Competitive Business, (i) call upon, solicit, advise or otherwise do, or attempt to do, business relating to the Competitive Business with any former customers of the Company or (ii) take away or interfere or attempt to interfere with any former customer, trade, business or patronage of the Company relating to the Competitive Business;

8.3      N/A

8.4 If any court or regulatory body with jurisdiction in the premises determines all or any part of such non-competition undertaking to exceed any authorized legal limits (whether as to duration, geographic scope or otherwise), the present non-competition undertaking shall be automatically reduced to its maximum authorized legal limit;

8.5 In any way hold itself out or permit itself to be held out as being interested in, or in any way connected with, the Company;

8.6 ObjectShare undertakes not to use for any purpose or disclose to a third party a list of clients or any other confidential information relating to the activity, business, asset, clients, of the Company or of the Subsidiary with respect to Small-talk software;

8.7 The non-competition undertaking defined in this Article 8 may be set aside by obtaining Valtech S.A.'s prior written consent.

8.8 Object Share undertakes not to use, develop or exploit in any manner whatsoever, directly or indirectly, any of the Company's proprietary technology, software, or know-how in the Territory with respect to Smalltalk software;

8.9 The non-competition undertaking defined in this Article 8 may be set aside by obtaining Valtech U.K.'s prior written consent.

8.10 Object Share acknowledges that the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the goodwill and confidential information of the respective businesses of the Company and the Subsidiary and the value of the Share.

8.11 ObjectShare undertakes with Valtech S.A. (for itself and as trustee for the Company and the Subsidiary) that it will not for the period of 12 months from the Closing Date solicit or endeavor to entice away, offer employment to, or offer any contract for services to any person who was a director or employee of the Company or the Subsidiary at the date of this Agreement with a view to the specific knowledge or skills of such person being used by, or for the benefit of, any person carrying on business in competition with the respective businesses carried on by the Company or the Subsidiary.

9. SPECIFIC REPRESENTATIONS

9.1      TERMINATION OF CERTAIN FINANCIAL OBLIGATIONS

         9.1.1 ObjectShare unconditionally and irrevocably agrees with and undertakes to the Purchaser (acting for itself and as trustee for the Company and the English Company that as of the
                  Closing:

                  (i) the Company and the English Company shall be hereby released and discharged from (or agrees to procure the release and discharge of; and

                  (ii) ObjectShare hereby waives (or agrees to procure the waiver of) all rights against the Company and the English Company against from or in relation to;

each liability, obligation and undertaking of any nature whatsoever (whether actual or contingent) which the Company and/or the English Company owe(s) or has or have before or at the Closing Date to an ObjectShare Group Company and/or its successors.

         Without in any way affecting the foregoing, ObjectShare agrees to pay the Purchaser (acting for itself and as trustee for the Company and the English Company) on demand an amount equal to the amount of any Damage suffered or incurred by the Company and/or the English Company with effect from or after the Closing Date because of or in relation to a liability, obligation or undertaking or any nature whatsoever (whether actual or contingent_ which the Company or the English Company owes or has before or at the Closing Date to an ObjectShare Group Company, and/or its successors.

         9.1.2 ObjectShare hereby agrees to indemnify the Purchaser (acting for itself and as trustee for the Company) against claims brought by Cincom Systems, Inc. or any other third party in relation to, or as a consequence of, the agreement dated 27 August 1999 between ObjectShare Inc. and Cincom Systems, including losses, costs, fees and expenses reasonably incurred by ObjectShare S.A. and/or the Company and/or the Subsidiary related thereto.

                  It is agreed between the Parties that for such claims:

                  (i) ObjectShare shall have an absolute discretion as to whether and, if so, on what terms to settle any such claim, in so far as it is in the interest of the Company and the Subsidiary;

                  (ii) Valtech S.A. and/or the Company and/or the Subsidiary shall be held harmless in this respect and consequently the duration and cap provisions of
                           Article 7 shall not be applicable to this case.

         9.1.3 This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by ObjectShare and Valtech S.A. and their respective successors and assignee.

10. ASSIGNMENT

10.1 This Agreement is personal to the Parties and cannot be assigned by any of them save that (i) Valtech S.A. may assign its rights hereunder to an Associated Company for which purpose the term "Associated Company" shall mean any company which, directly or indirectly, controls or is controlled by or is under the same Control as Valtech S.A.. and the term "Control" shall mean the ability to exercise or to procure the exercise, directly or indirectly, of at least 50 percent of the voting shares of a company; and (ii) Valtech S.A. (or such Associated Company) may freely assign its rights pursuant to Article 7 hereof to any person(s) or corporation(s) to whom the Share may be transferred following the Closing Date. Notwithstanding the foregoing, ObjectShare may, without the prior consent of Purchaser, assign its rights and obligations hereunder to the surviving corporation in a merger or consolidation to which it is a party or to any person that acquires all or substantially all of its capital stock or assets.

10.2 ObjectShare may only transfer its obligations hereunder if, the party to whom the obligations are proposed to be transferred is an entity or entities which by contract or operation of law assumes or assume ObjectShare's obligations under and in connection with this Agreement as if originally party to all such documents in place of ObjectShare. Valtech S.A. shall attorn to any assignee as envisaged under this
         Article 10.

11. EXPENSES

11.1 Each of the Parties shall bear all the costs and expenses incurred by it in connection with this Agreement and its execution including, but not limited to, the fees and disbursements of any counsel, independent accountant or any other person whose services may have been used by the said Party in relation hereto. However, any fees or costs associated with any routine accountancy performed on behalf of the Company but not in connection with this Agreement and its execution shall remain with the Company.

12. CONFIDENTIALITY

12.1 The Parties undertake to hold in confidence and not to disclose to third parties (except to their professional advisors and, in the case of Valtech S.A., to any of its Associated Companies without the prior written consent of the other, the terms and conditions of the transaction contemplated hereby.

12.2 All announcements by or on behalf of the Parties hereto relating to the transaction contemplated hereby shall be in terms agreed by the Parties.

         Save that Valtech S.A. and ObjectShare shall be entitled to make such announcement as it respectively thinks fit to comply with (i) the regulations of the Paris Stock Exchange on which Valtech S.A. is listed and (ii) the NASDAQ regulations in the case of ObjectShare. However the Parties agree that in this case they shall consult with each other prior to making any such release with respect to the contents of this Deed or the transactions contemplated thereby.

12.3 If for any reason the transaction contemplated hereby is not completed, the obligations of the Parties pursuant to this Article 10 will remain in force until November 19, 2000.

13. NOTICES

13.1 Any notice required to be given hereunder shall be validly given if sent by registered letter (with return receipt requested) or by fax, confirmed by such registered letter, or by hand delivery against written acknowledgement of receipt to the following addresses or to such other address as may have been communicated by either of the Parties to the other in accordance herewith:

               for notices to ObjectShare:
               ---------------------------
               ObjectShare, Inc.
               16811 Hale Avenue, Ste. A
               Irvine, California 92606 US
               To the attention of the Chief Executive Officer,
               Fax: (949) 253-3724

               Cc: Paul Hastings Janofsky & Walker LLP
               695 Town Center Drive, 17th Floor
               Costa Mesa, California 92626 USA
               To the attention of William J. Simpson
               Fax: (714) 979-1921


               for notices to Valtech U.K.:
               ----------------------------
               Valtech (U.K.) Limited
               279 Tottenham Road
               London W1P6AA
               to the attention of the Directors/managing Director
               Fax:
                   ------------------

               cc: Valtech S.A.
               To the attention of Jean-Yves Hardy, Chief Executive Officer
               Fax: 33 1 41 88 23 01

               cc: Archibald Andersen,
               Attn.: Mr. Mark Richardson and Ms. Celine Maironi-Persin
               Fax: 33 1 55 61 14 14

    Notices shall be effective as of the date of receipt.

14. PROPER LAW AND JURISDICTION

14.1 This Agreement shall be governed by and construed in accordance with the laws of Germany.

14.2 Any dispute arising in relation to this Agreement, its interpretation or execution (including, without limitation, its validity, performance or interpretation) shall be irrevocably submitted to the exclusive jurisdiction of the German courts.

15. WAIVERS

15.1 The failure by any Party hereto promptly to avail itself in whole or in part of any right, power or privilege to which such Party is entitled pursuant to the terms of this Agreement shall not constitute a waiver of such right, power or privilege which may be exercised at any time. To be valid, waiver by any Party hereto of any such right, power or privilege must be in writing and notified to the other Party as provided herein.

16. HEADINGS

16.1 The descriptive words or phrases at the head of the Articles are inserted only as a convenience and for reference purposes and are not intended to in any way define, limit or describe the scope or intent of the Articles which they precede.

17. WHOLE AGREEMENT

17.1 This Agreement, together with the Exhibits and Schedules, constitutes the entirety of the agreement between the Parties with regard to the subject matter hereof and supersedes any previous agreement or agreements whether verbal or written with regard thereto with the exception of the transfer Agreement regarding the Share; provided, however, that any, scheduled exception to a specific article in this Agreement shall apply only to that specific article and no other article herein unless expressly provided for therein.

18. INVALIDATION

18.1 Any provision of this Agreement, which is declared illegal or inapplicable by any jurisdiction, will thus become void but the illegality or inapplicability of this rule will not affect other clauses of this Agreement or affect the legality or applicability of this provision before any jurisdiction.

19. APPLICABILITY

19.1 In case of discrepancy between this Agreement and its Schedules, the Agreement shall prevail.

SIGNED by the Parties on the day and year first above written, in counterpart.

         ObjectShare, Inc.                        Valtech S.A.



         /s/                                      /s/
         ------------------------------           ------------------------------
         By Mr. Eugene Goda                       By Mr. Jean-Yves Hardy
         Chief Executive Officer                  Chief Executive Officer.